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                                                                    Exhibit 6.4




                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT (the "Agreement") is dated as of June 1, 1999, between DebitFone International, Inc., a Florida corporation ("DFI"), Satellite Control Technology, Inc., a public Nevada corporation ("SATX"), the Parent Company, both hereinafter referred to as the "Company", and Larry Bisgrove
("Employee").

         WHEREAS, the Companies are presently in the business of selling and reselling domestic and international telecommunications services; and

         WHEREAS, Employee desires to become employed by the Company as Vice President of Operations for the Company and the Company desire to employ Employee in such capacity pursuant to the terms hereof, and

         WHEREAS, in such capacity, Employee has agreed to be responsible for planning and managing the operational aspects of the Company as more fully provided herein, all subject to the direction of the Chief Operating Officer of the Company.

         NOW, THEREFORE, in consideration of the mutual promises and conditions contained herein, and other good and valuable consideration, the adequacy of which the parties hereby acknowledge, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Employment of Employee. The Company hereby employs Employee, and Employee hereby accepts employment, as Vice President of Operations of the Company upon the terms and conditions of this Agreement.

         2. Term of Agreement. This Agreement shall remain in force and effect for a three (3) year period commencing on June 1, 1999 (the "Employment Date") and ending at the close of business on May 31, 2002, unless sooner terminated pursuant to paragraph 9 below (the "Initial Term"). At the end of the Initial Term, the Company may, in their sole discretion, extend the term of this Agreement for up to three additional successive one-year periods (each such one-year period referred to herein as a "Renewal Term") by providing written notice to the Employee at least ninety (90) days prior to the expiration of the Initial Term or of any Renewal Term, as applicable. (The Initial Term together with any Renewal Term(s) granted by the Company is sometimes collectively referred to herein as the "Term").

         3. Employee's Duties. During the Term of this Agreement, Employee shall serve as Vice President of Operations for the Company, and be responsible for managing the day-to-day activities of the Company. All activities including but not limited to the foregoing activities shall be conducted by Employee under the direction of and subject to the control of the Chief Operating Officer of DebitFone International, Inc. and Satellite Control Technology, Inc.


Initials:

/s/ LB      By: /s/ MJ
--------       --------
Employee       Company
LB FINAL EMPLOYMENT AGREE 7-99.DOC


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         4.       Loyalty to the Company. Employee shall devote his full time, attention and efforts to the business and affairs of the Company and to the performance of his duties and responsibilities during the Term hereof. Employee shall owe his full loyalty to the Company and shall not engage in any activity or enter into any transaction that would or might constitute a conflict of interest, or the appearance thereof, with the duties and loyalties owed by him to the Company. Without limiting the foregoing, Employee agrees that during the Term of this Agreement, Employee will not engage in any business activity other than those duties described in this Agreement, whether or not such business is pursued for gain or profit, or other pecuniary advantage. However, it is understood by the Parties that Employee is currently assisting existing prepaid cellular participants in creating technology and business solutions which benefit those clients and will likely benefit the Company in some measurable manner in the near future. Such assistance is acceptable within the terms of this Agreement as long as it is performed on a non-interference basis with Company business and does not negatively impact the Company's position, and ability to compete, in the prepaid cellular marketplace. In addition, Employee may invest his assets in such form or manner as will not require his services in the operation of the affairs of the companies in which such investments are made, provided that such investments are not wholly or in part based upon confidential information obtained in his employment with the Company. If any such investment is contemplated to be made with a competitor of the Company, the specific nature and amount of the investment shall be disclosed to the Company in writing prior to such investment and such investment may not be made without the prior approval in writing of the Board of Directors of the Parent Company.

         5.       Salary.

                  (a) Base Salary. In consideration of the performance by the Employee of the duties and obligations contained in this Agreement, the Company shall pay Employee an initial gross salary of $88,000 per year, payable in accordance with the normal payroll practices of the Company. Any amounts shall be prorated for periods less than a month. Salary payments shall be subject to withholding and other applicable taxes and deductions. The aforementioned initial salary will be subject to review by the Company, which may decide, in their sole discretion to raise such salary. Such review shall occur at least annually, on or about each Employment Date anniversary.

         6.       Bonus Eligibility

                  (a) Signing Bonus. Employee shall receive 50,000 shares of the common stock of SATX upon the signing of this employment contract.

                  (b) Stock Options. In addition to the base salary described in paragraph 5 above, Employee shall be eligible to receive an option to purchase up to 50,000 shares of common stock of the common stock of SATX annually commencing on the first anniversary date of this Agreement. The exercise price of the options shall be ($0.50) per share in year one. Thereafter, the exercise price of the options shall be as follows:

                  Year 2. Sixty percent (60%) of the trading price as of the date of the grant.

                  Year 3. Seventy percent (70%) of the trading price as of the date of the grant.

                  Year 4. Eighty percent (80%) of the trading price as of the date of the grant.

                  Year 5. Ninety percent (90%) of the trading price as of the date of the grant.


Initials:

/s/ LB      By: /s/ MJ
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Employee       Company
LB FINAL EMPLOYMENT AGREE 7-99.DOC


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The actual number of shares awarded to Employee each year shall be dependent upon the pre-tax profit of SATX. For example, should SATX meet its projected pre-tax profit (as approved by the Board of Directors) for the year, Employee shall be entitled to an option grant of 50,000 shares. However, if SATX's pre-tax profit is only 50% of projections, then Employee shall be entitled to a grant of 25,000 shares. Employee shall not be entitled to more than 50,000 shares if SATX exceeds the projection. The option shall fully vest upon the date of the grant and shall expire if not exercised within five (5) years of the date of the grant.

                  (c) Additional Bonus. The Employee may be eligible for an additional quarterly Performance bonus equal to a range of twenty to forty percent (20% - 40%) of Employee's annual base salary to be paid out, if earned, on a quarterly basis after completion of each of the Company's fiscal quarters. The calculation of earned bonus is based upon the Company's financial performance against certain performance criteria described in Exhibit A to this document (Company Projections). The threshold for enacting the bonus pool for a specific quarter shall be Company attainment of eighty percent (80%) or more performance against the applicable goals in Exhibit A. Exhibit A will be officially revised for bonus calculation purposes, as required by changes in business events and forecasts, only as approved by the Board of Directors of SATX.

Each quarter's earned bonus will be calculated from the following sliding scale:

         Level of Company goal performance        80%    100%    120%

         Payout % of Employee's annual salary     20%     30%     40%

If goals are achieved, and a bonus is earned for a quarter, Employee shall have the option of receiving the bonus in cash or in common stock in the Parent Company (SATX). If stock is chosen, the number of shares to be issued will be calculated using eighty percent (80%) of the average market price of the shares of the Company over the most recent thirty (30) days prior to issue date.

In order to compensate for variations in quarterly performance, and to recognize the ability to make up for previous lesser performance, the quarterly bonus calculation will be made from year-to-date Company data. Thus, within any given performance year, a previous quarter's shortcoming can be offset by subsequent performance improvement. The instant quarter's bonus payout is therefore calculated as the year-to-date earned bonus less the cumulative bonus paid previously during the applicable year.

As additional management responsibilities are assumed by Employee due to acquisitions by SATX, projections for those acquired entities will be added to the performance criteria in Exhibit A, and the size of the applicable bonus pool for Employee will be increased accordingly, as approved by the SATX Board of Directors.

         7. Benefits. Employee shall be entitled to receive benefits made available to other Executive officers within the Company consistent with the policies and practices of the Company effected from time to time. As of the Employment Date, these benefits include insurance benefits.


Initials:

/s/ LB      By: /s/ MJ
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Employee       Company
LB FINAL EMPLOYMENT AGREE 7-99.DOC


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         8.       Business Expenses. Employee may incur expenses in connection with the performance of his duties as Vice President of Operations for the Company, including expenses for business travel, meals, lodging and similar items. The Company will reimburse Employee for all such customary, reasonable and necessary expenses upon Employee's periodic presentation of an itemized and documented account of such expenditures and in accordance with the Company's expense reimbursement policies, which are in effect all the time the expense is incurred.

         9.       Termination.

                  (a)      Termination by the Company.

                           i.       For Cause. The Company may terminate the
Employee's employment with the Company at any time for "cause," which termination shall be effective immediately upon written notice to Employee.
The Company shall pay base salary through the date of termination and have no further obligations to Employee as of the date of termination. For purposes of this Agreement, "cause" is defined to mean such act, omission or course of conduct which the Companies determine is (1) a willful violation of any of the provisions of this Agreement; (2) willful misconduct which is demonstrably injurious to the Company, monetarily or otherwise; (3) the commission of a felony involving the Company and/or its business and suggesting moral turpitude on the part of the Employee, whether or not the Employee ultimately is indicted, arraigned or convicted; (4) improper or unethical business activity, including, but not limited to, the Employee's fraud, misappropriation, embezzlement, dishonesty, unlawful harassment, or gross negligence; (5) lack of sufficient effort or willful neglect in the performance of his duties; or (6) inability to perform the essential functions of the job, even with reasonable accommodation by the Company, due to disability of thirty days or more.

                           ii.      Without Cause. The Company may terminate
the Employee's employment with the Company without cause, effective upon thirty (30) days written notice to Employee. Employee shall be entitled to (a) continuation of compensation as provided in Paragraph 5 & 6 through the original term of employment agreement, and (b) COBRA benefits. In such event, Employee, if requested by the Company, shall continue to render his services and shall be paid his regular salary and receive his normal benefits up to the effective date of termination. All stock options in employment agreement shall be considered vested at the time of termination.

                  (b) Termination by Employee. Employee may terminate his employment under this Agreement at any time upon thirty (30) days notice to the Company. In such event, Employee, if requested by the Company, shall continue to render his services and shall be paid his regular salary and receive his normal benefits only up to the effective date of termination. The Company's salary obligations to the Employee shall cease as of the effective date of termination.

                  (c) Termination Upon Death. This Agreement shall terminate automatically upon the death of Employee during the Term hereof, and all salary payments shall immediately cease upon death.


Initials:

/s/ LB      By: /s/ MJ
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Employee       Company
LB FINAL EMPLOYMENT AGREE 7-99.DOC


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         10.      Restrictive Covenants.

                  (a) Covenant Not To Compete. Employee acknowledges that as Vice President of Operations, Employee shall be engaged, without limitation, in, and performing the other duties set forth in Paragraph 3 herein. Employee also acknowledges that the Companies are currently engaged in selling and reselling domestic and international telecommunication service (the "Services"). Employee agrees that, during the term of his employment and for a period of one year after the expiration or termination of his employment with the Company, whether such termination is voluntary or involuntary, with or without cause, he shall not, either directly or indirectly, for himself or through, on behalf of, or in conjunction with any other person or legal entity, perform the same services for any other business engaged in providing directly competitive Services.

                  (b) Non-Interference with Employees. During the term of Employee's employment and for a period of one year after the expiration or termination of his employment with the Company, whether such termination is voluntary or involuntary, with or without cause, Employee will not, directly or indirectly, on his own behalf or on behalf of or in conjunction with any person or legal entity other than the Company, recruit, solicit, or induce or attempt to recruit, solicit or induce any employee of the Company to become employed by or to be engaged in a business engaged in providing the Services.

                  (c) Non-Solicitation Covenant. Employee agrees that during the term of his employment and for a period of one year after the expiration or termination of his employment by the Company, whether such termination is voluntary or involuntary, with or without cause, Employee will not, directly or indirectly, on his own behalf or on behalf of or in conjunction with any person or entity other than the Company, actively solicit the business or patronage of any of the clients, customers or accounts of the Company served by Employee during the term of this Agreement.

                  (d) Non-Disclosure Covenants. Employee acknowledges that as an integral part of the Company's business, the Company has developed, and will develop, at a considerable investment of time and expense, plans, procedures, methods of operation, methods of production, financial data, lists of actual and potential customers, suppliers, marketing strategies, plans for development and expansion, customer and supplier data, and other confidential and sensitive information, and Employee acknowledges that the Company has legitimate business interest in protecting the confidentiality of such information. Employee acknowledges that as Vice President of Operations for the Company, he will be entrusted with such information. Employee, therefore, acknowledges a continuing responsibility with respect to the protection of the information and agrees:

                           i.       "Trade Secrets" shall be defined as
information, without regard to form, belonging to the Company or licensed by it including, but not limited to, technical or nontechnical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or lists of actual or potential customers of suppliers which is not commonly known by or available to the public and which information: (a) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons or entities who can obtain economic value from their disclosure or use; and (b) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.


Initials:

/s/ LB      By: /s/ MJ
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Employee       Company
LB FINAL EMPLOYMENT AGREE 7-99.DOC


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                           ii.      "Confidential Information" shall be
defined, as any information belonging to the Company or licensed by it other than Trade Secrets with is material to the Company and not generally known by the public.

                           iii.     Employee will treat as confidential and
will not, without the prior written approval of the Company, use (other than in the performance of his duties of employment with the Company), publish, disclose copyright or authorize anyone else to use, publish, disclose or copyright, either during the term of Employee's employment or at any time subsequent thereto, any information which constitutes Trade Secrets of the Company whether or not the Trade Secrets are in written or tangible form.

                           iv.      Employee will treat as confidential and
will not, without the prior written approval of the Company, use (other than in the performance of his duties of employment with the Company), publish disclose, copyright or authorize anyone else to use, publish, disclose or copyright, any Confidential Information either during the term of his employment or for two (1) year after termination of employment, whether voluntary or involuntary, with or without cause, and whether or not the Confidential Information is in written or other tangible form.

                           v.       All records, notes, files, drawings,
documents, plans and like items, and all copies thereof, relating to or containing or disclosing Confidential Information or Trade Secrets of the Companies which be made or kept by Employee or which are disclosed to or come into the possession of Employee, shall be and remain the sole and exclusive property of the Company. Upon termination of employment, Employee agrees to deliver to the Company or its designee, the originals and all copies of any of the foregoing.

         11. Proprietary Rights In Developments. In the course of rendering his services to the Company, Employee may conceive, create or develop or invent ideas, concepts, methods of operation, processes, programs or other matter or material, whether or not constituting an advance to, or an improvement of, or pertaining to existing Company proprietary matter (all of which are hereinafter referred to as "Developments"). All Developments shall constitute Confidential Information (and may constitute Trade Secrets) and shall be subject to all of the restrictions imposed on Employee pursuant to this Agreement. In addition, all Developments and all rights therein throughout the world constitute works made for hire and in all circumstances shall be and remain the sole and exclusive property of the Company whether or not protectible under any laws now known or hereafter applicable, including by not limited to patent, copyright, trademark or trade secret laws.

                  (a) Assignment by Employee of All Rights in Developments. Employee hereby assigns to the Company all rights throughout the world, however, denominated (whether under patent, copyright, trademark, trade secret or like or different laws), in all media now known or hereafter recognized, in and to each such Development. This assignment is not intended to derogate any rights the Company has as an author of a work made for hire. In order to fully effectuate these provisions, Employee hereby represents and warrants, that, with respect to each such Development: (i) to the extent of Employee's contribution, all such matter is original and does not and will not infringe or violate the rights of any other person or entity, and (ii) that neither Employee nor anyone on his behalf have granted or will grant or purport to grant to any other person or entity any rights, in whole or in part, in and to such Developments.


Initials:

/s/ LB      By: /s/ MJ
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Employee       Company
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                  (b)      Cooperation. Employee shall, during and after
termination of Employee's employment, cooperate with the Company in the prosecution or defense of any claims, litigation, or other proceedings involving the Developments and provide such information and execute such documents as the Company may reasonably request to confirm, implement or enforce its rights in such Developments. The Company shall be responsible for the expenses associated with the filing of any patent, copyright, trademark or like applications.

         12. Remedies for Breach. In the event of Employee's actual or threatened breach of the provisions of Paragraphs 10 or 11, the Company, in addition to all other rights, shall be entitled to an injunction-restraining Employee therefrom. Nothing herein shall be construed as prohibiting the Company form pursuing any other available remedy for such breach or threatened breach, including the recovery of damages from Employee. This provision shall remain in full force and effect in the event Employee should claim that the Company violated any of the terms of this Agreement. In such event, Employee agrees to pursue such claim against the Company independently of his covenants set forth in such Paragraphs.

         13. Governing Law. This Agreement shall be construed under, governed by and enforced in accordance with the laws of the State of Florida, not including its conflicts of law principles.

         14. Right of Offset. In the event Employee violates any of the terms or conditions of this Agreement, the Company shall have the right, in addition to and not in lieu of all other rights at law or in equity, to offset the amount of any damages caused by such breach or violation against any sums due or to become due to Employee under the terms of this Agreement.

         15. Notice. Any notice required or desired to be given under this Agreement shall be deemed given in writing and hand-delivered or sent by Certified mail to his address shown herein below in the case of Employee, or to its principal office in the case of the Company.

         16. No Waiver by Company. The waiver by the Company of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee. No waiver shall be valid unless in writing and signed by an authorized officer of the Company.

         17. Assignment. Employee acknowledges that the services to be rendered by him are unique and personal. Accordingly, Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

         18. Severability. Should any part of this Agreement for any reason, be declared invalid by an arbitrator or a court of competent jurisdiction, such decision or determination shall not affect the validity of any remaining portion, and such remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid portion eliminated; provided, that in the event of declaration of invalidity, the provision declared invalid shall not be invalidated in its entirety, but shall be observed and performed by the parties to the extent such provision is valid and enforceable.


Initials:

/s/ LB      By: /s/ MJ
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Employee       Company
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         19.      Complete Agreement. This Agreement shall constitute the
entire agreement between the parties hereto and shall supersede all previous negotiations, commitments and writings with respect to Employee's employment. Any subsequent alteration or modification to this Agreement must be made in writing and signed by both parties.

         EMPLOYEE ACKNOWLEDGES THAT HE HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OR ANY OTHER INDIVIDUAL FROM WHOM HE WISHED TO OBTAIN ADVICE CONCERNING THIS AGREEMENT. EMPLOYMENT STATES THAT HE HAS CAREFULLY READ THE WITHIN AND FOREGOING "EMPLOYMENT AGREEMENT" AND KNOWS AND UNDERSTANDS THE CONTENTS THEREOF AND THAT HE IS EXECUTING THE SAME AS HIS OWN FREE ACT AND DEED.




         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COMPANY:                                 EMPLOYEE:

DEBITFONE INTERNATIONAL, INC.            LARRY BISGROVE
a Florida corporation


By: /s/ Merritt Jesson                   /s/ Larry Bisgrove
   -----------------------------------   --------------------------------------
        Merritt Jesson

Its:    President/CEO

SATELLITE CONTROL TECHNOLOGY, INC.,
a Nevada corporation


By: /s/ Merritt Jesson
   ------------------------------------
        Merritt Jesson

Its:    President/CEO


Initials:

/s/ LB      By: /s/ MJ
--------       --------
Employee       Company
LB FINAL EMPLOYMENT AGREE 7-99.DOC


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